Exhibit 22.  Subsidiaries of Group 1 Software, Inc.


          Group 1 Software Europe, Ltd., a United Kingdom corporation

          Group 1 FSC, Ltd., a Barbados corporation

          ARCU, Inc., a Delaware corporation